Amendment to Performance Unit Award Agreements

You are a participant in the Performance Unit Award program under which you may earn shares of Joy Global Inc. common stock based on the Company’s financial performance over a specified performance cycle. These awards were granted under the terms of the 2001 Stock Incentive Plan. Your awards were designated as “qualified performance-based awards” to ensure that payments made under the program are fully tax deductible to the Company.

The performance goal under the Performance Unit Award program is cumulative net cash flow for the performance cycle, as defined in Paragraph 3 of Exhibit 1 accompanying your award agreements. The Human Resources Committee desires to adjust cumulative net cash flow results to exclude the impact of certain unusual or extraordinary transactions. These unusual or extraordinary transactions could include such items as unanticipated contributions to qualified pension programs, fees to refinance debt, and the buyout of the minority interest in P&H Australia.

The original terms of the 2001 Stock Incentive Plan and the individual award agreements prevent the Committee from adjusting cumulative net cash flow for qualified performance-based awards. To enable the Committee to exclude unusual and extraordinary transactions such as the ones listed above, it is necessary to amend the 2001 Stock Incentive Plan and the individual award agreements designated as qualified performance-based awards.

Making the above amendments could result in loss of tax deductions to the Company unless affected participants agree to defer receipt of taxable income until such deductions are no longer at risk. While all participants who originally received qualified performance-based awards are being asked to agree to the possible deferral, the deferral will only apply to you if you meet the following criteria on the last day of Joy Global’s taxable year in which the payout occurs:

1.	You are the chief executive of Joy Global or one of the officers named in Joy Global’s annual proxy statement (usually the CEO and the four highest compensated officers), and

2.	Your total taxable income from salary and other non-performance-based sources (e.g., the taxable value of executive benefits or perquisites), when combined with the Performance Unit Award program payout, exceeds $1 million for the year.

If you do not meet both of the above criteria, there will be no need for deferral and all amounts earned under the Performance Unit Award program will be paid to you as originally scheduled after completion of the performance cycle. If you meet both of the above criteria, the amount automatically deferred would equal the amount in excess of $1 million as described in criterion number 2 (but limited to the Performance Unit Award program portion of such amount). Deferred amounts will not be subject to a vesting requirement.

If you meet both of the criteria so that a mandatory deferral occurs, the deferred amount will be credited to you in the form of deferred stock units and paid to you as soon as and to the extent that either of the criteria no longer applies to you. It will also be paid to you upon a “Change in Control” of the Company (as defined in the 2001 Stock Incentive Plan).

If you do not agree to the deferral, the number of Performance Units earned will depend on the cumulative net cash flow as originally defined in your award agreements and the Committee will not be permitted to adjust the cumulative net cash flow results as described above.

The Board of Directors has amended the 2001 Stock Incentive Plan to permit the Committee to adjust the cumulative net cash flow results for participants who agree to the deferral. There can be no assurance as to whether and to what extent the Committee will exercise its authority to adjust the cumulative net cash flow results.

If you agree to amend your award agreements to provide for the deferral, please sign and date the enclosed copy of this letter and return it to me no later than August 8, 2003.